Filed Pursuant to Rule 433
Registration No. 333-132911

Subject to Completion
Preliminary Term Sheet dated August 29, 2008

          Units

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate
due October      , 2009 (the “Notes”)

$1,000 principal offering amount per unit

Term Sheet No.

Merrill Lynch & Co., Inc.

Expected Pricing Date *

September    , 2008

Settlement Date

*

October         , 2008

Maturity Date

*

October         , 2009

CUSIP No.

Contingent supplemental payment of 10% at maturity if the level of the 2-Year Constant Maturity Treasury Rate on each relevant day stays within a range, the low end of which will be 1.40%, and the high end of which will equal the starting value plus 0.35% to 0.65% (but will not be less than 2.65%).

100% principal protection at maturity

A maturity of approximately 1 year

No periodic interest payments

No listing on any securities exchange

100% Principal Protected Range Notes

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement RN-1.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price (1)	$1000.00	$
Underwriting discount (1)	$12.50	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$987.50	$

(1)

The public offering price and underwriting discount for any purchase of 5,000 or more units in a single transaction by an individual investor will be $997.50 per unit and $10.00 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in September or October 2008, the settlement date may occur in September or October 2008 and the maturity date may occur in September or October 2009 Any reference in this term sheet to the month in which the Pricing Date, settlement date or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
September      , 2008

100% Principal Protected Range Notes

Linked to the2-Year Constant Maturity Treasury Rate due October    , 2009

Summary

The 100% Principal Protected Range Notes Linked to the 2-Year Constant Maturity Treasury Rate due October     , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) that are designed for investors who seek 100% principal protection on their investment at maturity and want the opportunity to receive an additional payment at maturity (the “Contingent Supplemental Payment”) if the 2-Year Constant Maturity Treasury Rate remains within the specified range on each market measure business day during the valuation period, as described below. Investors must be willing to accept that they will not earn a return on their investment if the level of the 2-Year Constant Maturity Treasury Rate is outside the range on any single market measure business day during the valuation period. In such case, investors will not receive a Contingent Supplemental Payment, but instead will receive a repayment of principal equal to the Out-of-Range Payment of the Notes. A purchaser of Notes should therefore believe that the probability that the level of the 2-Year Constant Maturity Treasury Rate will remain within the indicated range is sufficiently high to warrant its investment in the Notes.

Terms of the Notes

Issuer:	Merrill Lynch & Co., Inc.

Original Public
Offering Price:	$1,000 per unit

Term:	Approximately 1 year

Market Measure:	2-Year Constant Maturity Treasury Rate

Starting Value:	The level of the Market Measure as published on the Federal Reserve H15 publication at approximately 5:00 p.m. New York City time, available on Bloomberg page H15T2Y on the Pricing Date.

Upper Range Level:

Will represent a value equal to 0.35% to 0.65% above the Starting Value of the Market Measure, but in no case will the Upper Range Level be lower than 2.65%. The actual Upper Range Level will be determined on the Pricing Date and set forth in the final term sheet made available in connection with the sale of the Notes.

Lower Range Level:	1.40%

Range:	Greater than or equal to the Lower Range Level and less than or equal to the Upper Range Level.

Valuation Period:	Each Market Measure Business Day (as defined in product supplement RN-1) from but not including the Pricing Date to and including the Final Valuation Date.

Observation Type

The level of the Market Measure as published on the Federal Reserve H15 publication at approximately 5:00 p.m. New York City time, available on Bloomberg page H15T2Y on each Market Measure Business Day during the Valuation Period.

Final Valuation Date:

The fifth scheduled Market Measure Business Day, immediately prior to the Maturity Date, to be determined on the Pricing Date. The actual Final Valuation Date will be set forth in the final term made available in connection with the sale of the Notes.

Contingent
Supplemental Payment:

10% of the Original Public Offering Price per unit (or $100 per unit) payable at maturity if the level of the Market Measure remains within the Range on each Market Measure Business Day during the Valuation Period.

Out-of-Range
Payment:	$1,000 per unit

Calculation Agent:	Merrill Lynch Capital Services, Inc.

Determining Payment at
Maturity for the Notes

On the Maturity Date, holders of the Notes will be entitled to receive the Redemption Amount, a payment per unit calculated as follows:

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Hypothetical Payments at Maturity

Set forth below are four hypothetical examples of payment at maturity calculations related to the Notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Upper Range Level, Lower Range Level and the term of your investment. These examples assume:

1) a hypothetical Starting Value of 2.33%, the level of the Market Measure on August 21, 2008;

2) a hypothetical Upper Range Level of 2.83% (0.50% above the hypothetical Starting Value, the midpoint of the range of 0.35% to 0.65%);

3) the Lower Range Level of 1.40% (or 0.93% below the hypothetical Starting Value);

4) a Contingent Supplemental Payment equal to 10% of the $1,000 Original Public Offering Price per unit if the level of the Market Measure remains within the Range on each Market Measure Business Day during the Valuation Period;

5) an Out-of-Range Payment of $1,000 per unit if the closing level of the Market Measure is outside the Range on any Market Measure Business Day during the Valuation Period; and

6) an investment term from August 26, 2008 to August 26, 2009, a term expected to be similar to that of the Notes.

Example 1

The level of the Market Measure has remained within the Range on each Market Measure Business Day during the Valuation Period and is above the Starting Value on the Final Valuation Date

Contingent Supplemental Payment = $100
Redemption Amount (per unit) = $1,000 + $100 = $1,100 (a total rate of return of 10% on the Notes)

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Example 2

The level of the Market Measure has remained within the Range on each Market Measure Business Day during the Valuation Period and is below the Starting on the Final Valuation Date

Contingent Supplemental Payment = $100
Redemption Amount (per unit) = $1,000 + $100 = $1,100 (a total rate of return of 10% on the Notes)

Example 3

On at least one specific Market Measure Business Day during the Valuation Period, the level of the Market Measure was above the Upper Range Level. Although the level of the Market Measure was within the Range on the Final Valuation Date, the level of the Market Measure did not remain within the Range on every Market Measure Business Day during the Valuation Period

Redemption Amount (per unit) = $1,000 (the Redemption Amount cannot be less than the Out-of-Range Payment per unit)

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Example 4

On at least one specific Market Measure Business Day during the Valuation Period, the level of the Market Measure was below the Lower Range Level. Although the level of the Market Measure was within the Range on the Final Valuation Date, the level of the Market Measure did not remain within the Range on every Market Measure Business Day during the Valuation Period

Redemption Amount (per unit) = $1,000 (the Redemption Amount cannot be less than the Out-of-Range Payment per unit)

Summary of the Hypothetical Examples

In Example 1 and Example 2, the level of the Market Measure remained within the Range on each Market Measure Business Day during the Valuation Period. In Example 3 and Example 4, the level of the Market Measure was outside the Range on at least one Market Measure Business Day during the Valuation Period.

	Example 1 (Within Range)	Example 2 (Within Range)	Example 3 (Outside Range)	Example 4 (Outside Range)

Hypothetical Starting Value	2.33%	2.33%	2.33%	2.33%

Hypothetical closing level on Final Valuation Date	2.43%	1.78%	2.48%	2.03%

Hypothetical Upper Range Level:	2.83%	2.83%	2.83%	2.83%
Highest closing level during hypothetical Valuation Period	2.68%	2.48%	3.13%	2.53%

Lower Range Level:	1.40%	1.40%	1.40%	1.40%
Lowest closing level during hypothetical Valuation Period	1.78%	1.73%	1.88%	1.33%

Did the Market Measure remain within the Range on each Market Measure Business Day during the Valuation Period?	YES	YES	NO	NO

Contingent Supplemental Payment at maturity	$100.00	$100.00	$0.00	$0.00

Redemption Amount per unit	$1,100.00	$1,100.00	$1,000.00	$1,000.00

Total return of the Notes	10.00%	10.00%	0.00%	0.00%

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You will earn a return on your investment at maturity only if the Market Measure remains within the Range during the Valuation Period.
▪	Your risk of not receiving a Contingent Supplemental Payment is expected to be higher during volatile market conditions.
▪	Your yield on the Notes may be lower than the yield on other debt securities of comparable maturity.
▪	Your return is capped at the Contingent Supplemental Payment.
▪	You must rely on your own evaluation of the merits of an investment linked to the Market Measure.
▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.
▪	Purchases and sales by us and our affiliates may affect your return on the Notes.
▪	Potential conflicts of interest could arise.
▪	Tax consequences are uncertain.

Additional Risk Factor

There is a significant risk that you may not earn a return on your investment

          Historically, the level of the Market Measure has fluctuated significantly and fluctuations in the level of the Market Measure outside of the Range during the Valuation Period will preclude the payment of a Contingent Supplemental Payment at maturity. In conjunction with the issuance of the Notes, we have examined the rates of the Market Measure for each one-year hypothetical Valuation Period (the expected term of the Notes) ending between December 31, 2003 and August 21, 2008 for the narrowest, midpoint and broadest points of the expected Range. Please refer to the section entitled “The Market Measure” in this term sheet for more detail.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You seek an investment with 100% principal protection at maturity.
▪	You anticipate that the level of the Market Measure will remain within the Range on each Market Measure Business Day during the Valuation Period.
▪	You are willing to accept that the maximum return on the Notes is limited to the Contingent Supplemental Payment, if any.
▪	You do not seek interest payments or other current income on your investment.
▪	You are willing to accept that a trading market is not expected to develop for the Notes.

The Notes may not be appropriate investments for you if:

▪

You anticipate that the level of the Market Measure will increase above the Upper Range Level (0.35% to 0.65% above the Starting Value determined on the Pricing Date, but no less than 2.65%) or decrease by below the Lower Range Level of 1.40% on any Market Measure Business Day during the Valuation Period.

▪	You seek a return on your investment that will not be limited to the Contingent Supplemental Payment, if any.
▪	You seek an investment that provides a guaranteed redemption amount above the principal.
▪	You seek interest payments or other current income on your investment.
▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Other Provisions and Considerations

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

The Market Measure

All disclosure contained in this term sheet regarding the Market Measure, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor Market Measure.

The 2-Year Constant Maturity Treasury Rate

The 2-Year Constant Maturity Treasury Rate (the “Market Measure”) is the rate which expresses the yield to maturity on U.S. Treasury securities with a constant maturity of 2 years as published by the Federal Reserve H15 publication at approximately 5:00 p.m., New York City time, available on Bloomberg page H15T2Y.

“Bloomberg” means Bloomberg data services or any successor service or page displaying such rate. If the Market Measure cannot be determined by reference to Bloomberg page H15T2Y at approximately 5:00 p.m., New York City time, such rate will be determined by reference to Reuters page FRBCMT. If the Market Measure cannot be determined by reference to Reuters page FRBCMT, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Market Measure in the event of the unavailability of CMT Moneyline Telerate Page 7051 (the predecessor of Reuters page FRBCMT).

The following graph sets forth the monthly historical performance of the Market Measure in the period from January 2003 through July 2008. This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the Notes may be. Any historical upward or downward trend in the level of the Market Measure during any period set forth below is not an indication that the Market Measure is more or less likely to increase or decrease at any time over the term of the Notes. On August 21, 2008, the level of the Market Measure was 2.33%.

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

The following table sets forth the highest and lowest daily levels of the Market Measure for each month in the period from January 2003 through July 2008. We have derived the information in the table from closing levels of the Market Measure published by Bloomberg L.P., and we make no representation or warranty as to the accuracy of such information.

	2003		2004		2005		2006		2007		2008

	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
January	1.87%	1.66%	1.95%	1.63%	3.29%	3.10%	4.54%	4.31%	4.99%	4.71%	2.88%	2.08%
February	1.73%	1.53%	1.85%	1.66%	3.59%	3.24%	4.74%	4.59%	4.96%	4.59%	2.14%	1.65%
March	1.80%	1.35%	1.74%	1.50%	3.90%	3.57%	4.84%	4.62%	4.66%	4.51%	1.84%	1.35%
April	1.74%	1.50%	2.34%	1.65%	3.77%	3.50%	4.99%	4.81%	4.76%	4.58%	2.44%	1.76%
May	1.56%	1.30%	2.67%	2.32%	3.76%	3.56%	5.04%	4.92%	4.92%	4.63%	2.67%	2.25%
June	1.41%	1.10%	2.97%	2.60%	3.72%	3.50%	5.29%	4.92%	5.10%	4.87%	3.05%	2.40%
July	1.80%	1.29%	2.82%	2.53%	4.02%	3.71%	5.24%	4.97%	4.99%	4.56%	2.81%	2.39%
August	2.05%	1.71%	2.66%	2.40%	4.16%	3.84%	5.01%	4.79%	4.64%	4.05%
September	2.04%	1.50%	2.63%	2.41%	4.18%	3.72%	4.88%	4.63%	4.13%	3.87%
October	1.96%	1.47%	2.72%	2.48%	4.40%	4.18%	4.91%	4.60%	4.23%	3.74%
November	2.06%	1.80%	3.07%	2.60%	4.50%	4.32%	4.85%	4.62%	3.77%	2.92%
December	2.12%	1.82%	3.12%	2.91%	4.47%	4.35%	4.82%	4.52%	3.31%	2.90%

Taking into account each one-year hypothetical historical Valuation Period ending between December 31, 2003 and August 20, 2008, the following sets forth the percentage of such one-year periods in which the Market Measure would have been out of the Range under similar terms and conditions to those of the Notes, assuming:

▪	each one year hypothetical historical Valuation Period consists of the preceding 250 Market Measure Business Days (approximately one calendar year);

▪

the fixed hypothetical Upper Range Level and Lower Range Level indicated below for each one-year hypothetical historical Valuation Period (which would be expected to have been different in the economic environments prevailing at the beginning of the respective prior one-year periods); and

▪	historical daily closing levels of the Market Measure as published by Bloomberg L.P.

Given the foregoing assumptions:

(i)

if the hypothetical Upper Range Level was 0.35% above the Starting Value and given the Lower Range Level of 1.40% (the narrowest range of the expected Range) the rate of the Market Measure would have been outside the Range on at least one Market Measure Business Day in 85.60% of such hypothetical historical Valuation Periods;

(ii)

if the hypothetical Upper Range Level was 0.50% above the Starting Value and given the Lower Range Value of 1.40% (the midpoint of the expected Range) the rate of the Market Measure would have been outside the Range on at least one Market Measure Business Day in 80.20% of such hypothetical historical Valuation Periods; and

(iii)	if the hypothetical Upper Range Level was 0.65% above the Starting Value and given the Lower Range Value of 1.40% (the maximum range of the expected Range) the rate of the Market Measure would have been outside the Range on at least one Market Measure Business Day in 76.10% of such hypothetical historical Valuation Periods.

            The above historical data on the Market Measure should not be taken as an indication of the future performance of the Market Measure or as an indication of what the value of the Notes may be. The information above with respect to the percentage of times that the closing level of the Market Measure would have been outside the Range at least one time in different historical Valuation Periods is presented to illustrate how an investment with terms similar to those of the Notes might have performed in different past economic environments, but should not be taken as a prediction of the performance of the Notes. Additionally, this information with respect to the percentage of times that the closing level of the Market Measure would have been outside the Range at least one time in different historical periods relies on historical data regarding the Market Measure that we have obtained from Bloomberg L.P. and have not independently verified, and upon our modeling of such historical data. We believe the results of such modeling are accurate, but we cannot assure you that such results are identical to those that would have been produced if the Notes had actually been issued in the indicated historical periods.

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain United States federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement RN-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement RN-1.

Characterization of the Notes. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Notes. The following summary assumes that the Notes will be treated as debt instruments of ML&Co. for United States federal income tax purposes.

General.The Notes will be treated as contingent payment debt instruments. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Notes. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or other disposition of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

Interest Accruals. Each year, a U.S. Holder of a Note generally will be required to pay taxes on ordinary income from such Note over its term based upon an estimated yield for the Note, even though such U.S. Holder will not receive any payments until the maturity date. ML&Co. will have established this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a Note. This estimated yield will not be either a prediction or a guarantee of what the actual Redemption Amount will be, or that the actual Redemption Amount will even exceed the Original Public Offering Price.

In particular, solely for purposes of applying the CPDI Regulations to the Notes, ML&Co. will be required to construct a projected payment schedule for the Notes which will consist of a projected cash payment on the maturity date of an amount equal to an estimate of the Redemption Amount per unit of the Notes (the “Projected Redemption Amount”). This projected payment schedule will represent an estimated yield on the Notes. Accordingly, during the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Note’s adjusted issue price will equal the Note’s issue price (i.e., the Original Public Offering Price of a Note), increased by the interest previously accrued on the Note. On the maturity date of a Note, in the event that the actual cash payment on the maturity date (the “Actual Redemption Amount”) exceeds the Projected Redemption Amount, a U.S. Holder will be required to include the excess of the Actual Redemption Amount over the Projected Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than the Projected Redemption Amount, the amount by which the Projected Redemption Amount exceeds the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Redemption Amount in excess of the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustment to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Notwithstanding the foregoing, special rules will apply if a contingent payment on a Note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental, within the meaning of the CPDI Regulations. Thus, if the rate of the Market Measure is outside the Range during the Valuation Period, these special rules could possibly apply to the Notes. Generally, in such a case, a U.S. Holder would be required to account for the difference between the present value of the fixed amount of the contingent payment and the present value of the amount of the projected payment in a reasonable manner over the remaining term of the Note. A U.S. Holder’s tax basis in a Note and the character of any gain or loss on the sale of the Note could also be affected. U.S. Holders should consult their own tax advisors concerning these special rules.

Sale or Exchange of the Notes. Upon the sale, exchange or other disposition of a Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in the Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount. In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Hypothetical Table. The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Note during each accrual period over an assumed term of one year and a day for the Notes based upon a hypothetical projected payment schedule for the Notes (including both a hypothetical Projected Redemption Amount and a hypothetical estimated yield equal to 4.9625% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of illustrating the application of the CPDI Regulations to the Notes as if they had been issued on August 25, 2008, and were scheduled to mature on August 26, 2009. The following table is for illustrative purposes only. The actual projected

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

payment schedule for any Notes (including both the actual Projected Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.’s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the Notes (including both the actual Projected Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final Term Sheet delivered to investors in connection with the initial sale of such Notes.

Hypothetical Accrual Period	Interest deemed to accrue on the Notes during accrual period (per unit of the Notes)	Total interest deemed to have accrued the Notes as of end of accrual period (per unit of the Notes)

August 25, 2008 through February 26, 2009	$0.2516	$0.2516
February 27, 2009 through August 26, 2009	$0.2543	$0.5059

Hypothetical Projected Redemption Amount = $10.5059 per unit of the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement RN-1.

100% Principal Protected Range Notes

Linked to the 2-Year Constant Maturity Treasury Rate due October    , 2009

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement RN-1 dated August 27, 2008:
http://sec.gov/Archives/edgar/data/65100/000119312508185691/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.